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                        SUPPLY AGREEMENT


     This Supply Agreement is made the 30th day of January, 1996 by and between LAWSON MARDON MEDICAL PRODUCTS, a trading division of LAWSON MARDON PACKAGING UK LTD. (a company registered in England with registered number 409295), whose trading address is at Moresby Parks, Whitehaven, Cumbria, England CA28 8YD and whose registered office is situate at Avonbank, Clifton Down, Bristol BS8 3HT, England ("the Supplier"), and MEDICAL ACTION INDUSTRIES INC., a Delaware corporation whose registered office is situate at 150 Motor Parkway, Hauppauge, New York 11788 ("the Purchaser").
     WHEREAS, the Supplier carries on the business of manufacturing and selling medical packaging products, including the Pouches, Special Items and Products (as hereinafter defined); and
     WHEREAS, the Purchaser is a supplier of medical products in the United States of America; and
     WHEREAS, the Purchaser wishes to purchase from the Supplier and the Supplier wishes to supply the Purchaser with the Pouches, Special Items and Products on the terms set out in this Agreement.
     1. INTERPRETATION. In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:
          (a)  Commencement Date shall mean 30 January, 1996.
          (b) Force Majeure shall mean, in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, strike, industrial action, shortage of raw material supplies and transportation delays).

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          (c)  Goods shall mean Pouches, Products and Special Items
or any of them collectively.
          (d) Pouches shall mean the pouches produced by the Supplier using the Products, details of which are set out in
Schedule 1.
          (e) Products shall mean printed paper medical grade and laminated polyester/polypropylene suitable for the manufacture of standard heat seal and self-seal pouches, as supplied by the Supplier, details of which are set out in Schedule 2.
          (f) Special Items shall mean reels of tubing and gusseted pouches to be supplied in accordance with clause 2.1 and 2.2, details of which are set out in Schedule 3.
          (g) Year shall mean the period of twelve (12) months from the Commencement Date and each consecutive period of twelve
(12) months thereafter during the continuation of this Agreement.
     2.   SALE OF POUCHES, SPECIAL ITEMS AND PRODUCTS.
          2.1. During the first Year of this Agreement, the Supplier will supply and the Purchaser shall buy such quantities of the Pouches and Special Items as specified in Schedule 5. The Purchaser shall issue purchase orders for the quantity of Pouches and Special Items as per Schedule 5. Subject to the terms of this

Agreement, the Supplier shall manufacture and deliver in accordance with such purchase orders.
          2.2. During the second year and all subsequent Years, the Purchaser and the Supplier shall discuss the Purchaser's requirements for Special Items, and where agreed, the Supplier shall supply and the Purchaser shall purchase these Special Items.

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The Supplier shall not be obliged to supply any Pouches in the second or subsequent years.
          2.3. During the second year and all subsequent Years, the Purchaser shall purchase and, provided that the Purchaser complies with the terms of the agreement, the Supplier shall supply such quantities of the Products as may from time to time be ordered by the Purchaser, subject to the terms of this Agreement.
          2.4. In the second and all subsequent Years, the Purchaser shall purchase 100% of its requirements for the Products from the Supplier, where agreed.
          2.5. Subject to clauses 2.1 and 2.4 above, there is no minimum guaranteed quantities of Products, but the Purchaser acknowledges that the Supplier shall not be obliged to ship any order for Products which is less than a complete 20 or 40 foot container.
          2.6. Save in the cases of Pouches and Special Items to be supplied in the first Year, which shall be ordered in accordance with clause 2.1, all orders for Products and Special Items shall be submitted in writing by the Purchaser as a firm commitment to the Supplier. The orders shall specify the Products and Special Items required and the required delivery date. The delivery date shall be discussed with the Supplier and shall be acknowledged with an agreed shipment date.
          2.7. The Purchaser shall also notify the Supplier in writing of:

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               2.7.1.         the estimated orders of the Products
               for each Year, within three months prior to that Year; and
               2.7.2.         the estimated orders for the
               Products for each quarter within eight weeks prior to each quarter.
          2.8 The Purchaser acknowledges that normal lead time for shipment of Goods is eight (8) weeks from order and four (4) weeks from call off of existing stock and that shipment is unlikely to be capable of being made in any shorter period unless otherwise agreed by the Supplier in advance.
     3.   SPECIFICATION
          3.1. The Goods sold by the Supplier shall comply with the applicable British Standard Specifications from time to time. A copy of the relevant British Standard Specifications as at the date hereof is attached as Schedule 4.
          3.2. The Purchaser shall be entitled to reject, in accordance with the terms of clause 5, any part of an order for Goods which does not comply with the specification referred to in clause 3.1.
          3.3. The Supplier's liability is limited to supply of Goods which comply with the applicable British Standard Specifications from time to time. The Supplier's liability is limited in the event of breach to the value of the Goods supplied.
     4.   PRICE AND PAYMENT TERMS.
          4.1. The price for the Pouches shall be as specified in the last column of Schedule 1. Payment shall be made in U.S.

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Dollars to the Supplier's bank account at Credit Suisse, P.O. Box
3700, Church Street Station, New York, New York 10008-3700 (Dollar Account No. 36125901) or such other account as specified from time to time.
          4.2.1. Subject to adjustment in accordance with the remaining provisions of clause 4, the price for the Products and the Special Items shall be as agreed between the Supplier and the Purchaser at the start of each Year and the first such prices shall be as specified in Schedule 2 and Schedule 3. Such prices shall apply for the duration of the relevant Year unless adjusted due to raw material price adjustment as in accordance with the following sub-clause.
          4.2.2. During the course of each Year, the Supplier shall adjust at any time prices for the Products and Special Items in the event that the prices for plastic resin, paper pulp or the raw material at any date have changed by 10% or more when compared to the prices for such raw materials as at 3 January, 1996. For the avoidance of doubt there shall be no adjustment in prices until the price of raw materials has changed by 10% or more when compared to the prices as at 3 January, 1996, but that thereafter, any adjustment in such prices, however small, shall, if the Supplier so chooses, entitle the Supplier to change the prices charged for the Products and Special Items by the same amount. Reference price for pulp is the Paper and Pulp Index and Platts Polymerscan for plastic.

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          4.3. The Supplier shall notify the Purchaser in writing
of any proposed price change arising as a result of the operation of clause 4.2.1 and such increase shall take effect on all shipments starting ninety (90) days after the sending of such notification.
          4.4. Prices charged by the Supplier for Goods are CIF East Coast USA port. Duty shall be paid by the Purchaser.
          4.5. Payment for Pouches and Special Items for the first Year shall be made against an agreed usage schedule as attached in
Schedule 5.  Payment for Products and Special Items for the second and subsequent years shall be made by the Purchaser thirty (30) days from date of receipt by Purchaser in its facility.
          4.6. In the event of late payment of any invoice for whatever reason, interest at a rate of 1% per annum above the Base Rate of Lloyds Bank Plc from time to time shall be charged on the amount outstanding from the date payment was due until the date payment is received.
          4.7. The Supplier retains title and property to the Goods until full payment is received in cleared funds for all Goods for which payment is outstanding. Until such time, the Supplier shall ensure that they are clearly marked as the Supplier's Goods.
     5.   INSPECTION AND REJECTION.
          5.1. In the event that any item does not comply with the specification referred to in clause 3.1, or is damaged in transit, the Purchaser shall be entitled to reject such item. The Purchaser shall notify the Supplier in writing within seven (7) days of delivery at the Purchaser's facility of any Goods that are damaged

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in transit in order to enable the Supplier to replace such items and maintain continuity of supply.
          5.2. The Supplier shall, at no additional cost to the Purchaser, replace items which are defective or do not conform to specification as soon as practicable if needed by emergency shipment to replenish stock outage. The Supplier will have no further liability to the Purchaser. When such replacement is not sufficient to cover stock outage at the Purchaser, the Purchaser may, after it has received confirmation from the Supplier that it is unable to replenish stock outage in sufficient time, obtain emergency supply of Goods from other sources of standard items in the open market, and provided prior notification of price has been given to the Supplier, charge to the Supplier the excess cost, where the "market price" for the item purchased exceeds that normally charged under this Agreement.
          5.3. Except as provided in clauses 3.3 and 5.2, the Supplier shall not be liable for any costs, claims, damages, expenses or losses, either direct or indirect (including consequential losses) arising out of or in connection with this Agreement or the Goods so supplied.
     6.   MANUFACTURE AND DELIVERY.
          6.1. The Supplier shall use best endeavors to manufacture and maintain sufficient stocks of the Products to fulfill its obligations under this Agreement.
          6.2. Except to the extent otherwise provided in this Agreement, the Supplier and the Purchaser shall agree to the date for shipment of the Goods purchased by the Purchaser, but in all

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cases the time of shipment or of delivery shall not be of the essence.
          6.3. Delivery of the items purchased by the Purchaser shall take place at the East Coast port in the USA. Risk shall pass to the Purchaser upon the shipment being landed at the East Coast port in the USA.
          6.4 The packaging of the Goods and the pallets shall not be returnable to the Supplier.
     7. FORCE MAJEURE. If either party is affected by Force Majeure in respect of any of its obligations hereunder, it shall promptly notify the other party of the nature and extent of the circumstances in question. Notwithstanding any other provision in this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.
     8.   DURATION AND TERM.
          8.1. This Agreement shall come into force on the Commencement Date and subject to the following provisions shall continue in force for a period of two (2) years and thereafter unless and until terminated by either party giving to the other party no less than twelve (12) months prior written notice to expire at any time on or after the end of that period.

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          8.2. Either party shall be entitled to forthwith
terminate this Agreement by written notice to the other if:
               8.2.1. that party commits any continuing or material breach of any of the provisions of this Agreement and in the case of such a breach which is capable of remedy, fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;
               8.2.2. an encumbrancer takes possession or a receiver or liquidator of administrator or equivalent in any jurisdiction or similar person is appointed over any of the property or assets of that other party;
               8.2.3. that other party makes any voluntary agreement with its creditors or becomes subject to an administration order or similar in any jurisdiction;
               8.2.4.         that other party goes into
                              liquidation (except for the purposes
                              of amalgamation, reconstruction or
                              other reorganisation and in such
                              manner that the company resulting


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                              from the reorganisation effectively
                              agrees to be bound by or to assume
                              the obligations imposed on that
                              other party under this Agreement);
                              or
               8.2.5.         that other party ceases, or
                              threatens to cease, to carry on
                              business.
          8.3 The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.
     9.   GENERAL PROVISIONS.
          9.1. The standard terms and conditions of sale of the Supplier (attached as Schedule 6) shall apply to the relationship between the parties except to the extent specifically provided in this Agreement, and where there is a conflict between the terms, the terms of this Agreement shall apply.
          9.2. The Supplier shall be entitled to perform any of its obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any other company within the Lawson Mardon group of companies.
          9.3. The Supplier shall be entitled to carry out its obligations under this Agreement through any agents or sub-contractors appointed by it for which consent must be given by the Purchaser, which will not be unreasonably withheld or delayed. Those sub-contractors and agents are bound by the same specifications.

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          9.4. Except as provided in clauses 9.2 and 9.3, this
Agreement is personal to the parties hereto and neither of them may, without the prior written consent of the other party, assign, mortgage, charge or dispose of any of its rights hereunder or sub-contract or otherwise delegate any of its obligations under this Agreement.
          9.5. Nothing in this Agreement shall create or be deemed to create, a partnership between the parties.
          9.6. This Agreement contains the entire agreement between the parties with respect to the subject matter and supersedes all previous agreements and understandings between the parties and may not be modified or varied except by an instrument in writing signed by the duly authorized representatives of each of the parties.
          9.7. Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of or relying on any representation, warranty or other provisions except as expressly provided in this Agreement and accordingly, all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.
          9.8. If any provision of this Agreement is held by any

court or other competent authority to be void or unenforceable in whole or in part, the other provisions of this Agremeent and the remainder of the affected provisions shall continue to be valid.
          9.9. Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

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     10.  NOTICES.
          10.1. Any notice or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent by first class pre-paid air mail post or facsimile transmission to the other party at the following address or such other address as may be notified for this purpose from time to time.
          Lawson Mardon Medical Products
          Moresby Parks
          Whitehaven
          Cumbria
          CA28 8YD

          Telephone: 0044 1946 66444
          Facsimile: 0044 1946 66445

          For the attention of Andrew Walker

          Medical Action Industries Inc.
          150 Motor Parkway
          Hauppauge, New York  11788

          Telephone:  001 516 231 4600
          Facsimile:  001 516 231 3075

          For the attention of Paul Meringola 516 231 4600 ext.
225.

          10.3. Any notice served by hand shall be deemed to have been served immediately, any notice served by post shall be deemed to have been served seven (7) days after posting it to the correct address and any notice served by facsimile transmission shall be deemed to have been served upon receipt of a valid transmission, provided it is transmitted on a business day in the relevant country, and if not, then on the next business day in the relevant country.

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     11.  LAW AND JURISDICTION.
          11.1. This Agreement shall be read and construed in accordance with the laws of England and Wales.
          11.2.     The parties submit to the non-exclusive
jurisdiction of the English courts.
     IN WITNESS WHEREOF, this Agreement has been signed by the duly authorised representatives of the parties hereto the day and year first above written.


                    LAWSON MARDON MEDICAL PRODUCTS, a trading division of LAWSON MARDON PACKAGING UK LTD.



                    By:       /s/ Alistair Napier
                        ------------------------------------


                    MEDICAL ACTION INDUSTRIES INC.


                    By:       /s/ Paul D. Meringola
                        ------------------------------------

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